NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ('NYSE' or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of Common Stock ('Common Stock') of Harte-Hanks, Inc. (the 'Company') from listing and registration on the Exchange on August 10, 2020, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. The Exchange reached its decision pursuant to Section 802.02 of the Listed Company Manual (the 'Manual'), because the Company was unable to demonstrate that it had regained compliance with the applicable listing standard by the expiration of the maximum plan period. The Company had previously been deemed below compliance with the NYSE's continued listing standard in Section 802.01B of the Manual requiring listed companies to maintain either (i) at least $50 million in stockholders' equity or (ii) at least $50 million in total market capitalization on a 30-trading day average basis. The Exchange, on July 9, 2020, determined that the Common Stock of the Company should be suspended from trading, and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the Exchange. The Company was notified by phone and by letter on July 9, 2020. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on July 9, 2020 and trading in the Common Stock was suspended after market close. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the 'Committee') the determination to delist the Common Stock, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company did not file such request within the specified time period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.